Exhibit 99.1

Ironclad Performance Wear Announces Resignation of Bryan Griggs

FARMERS BRANCH, Texas, July 21, 2015 /PRNewswire/ -- Ironclad Performance Wear Corporation (OTCQB: ICPW), the recognized leader in high-performance task-specific performance work gloves, today announced that Bryan Griggs, the Company’s Executive Vice President of Sales and Marketing has resigned from the Company to pursue other interests.

Jeff Cordes, the CEO of Ironclad commented: “We appreciate the efforts Bryan has made over the past 16 months. He has helped build a new sales and marketing foundation that will help enable Ironclad to move to the next level. We are certain Bryan will have great success in the future. We wish him well.”

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad’s gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit www.ironclad.com.

Important Information about Forward-Looking Statements
This message contains “forward-looking statements” that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad’s products, the introduction of new products, Ironclad’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding the ownership of Ironclad’s stock. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the company’s recent Securities and Exchange Commission filings, which are available at www.sec.gov.

Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Bill Aisenberg, Chief Financial Officer
(972) 996-5664